Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 First Quarter Fiscal 2022 Financial Results

Announces Departure of Chief Financial Officer

HARRISBURG, PA – June 8, 2022 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the first quarter ended April 30, 2022.

First Quarter Summary:

•	Total net sales decreased 10.1% to $406.7 million.

•	Comparable store sales decreased 17.3% from the prior year increase of 18.8%.

•	The Company opened 9 new stores and closed one store in connection with a relocation, ending the quarter with 439 stores in 29 states, a year-over-year increase in store count of 10.6%.

•	Operating income decreased 75.9% to $17.1 million and operating margin decreased 1,150 basis points to 4.2%.

•	Net income decreased 77.3% to $12.5 million and net income per diluted share decreased 76.2% to $0.20.

•	Adjusted net income(1) decreased 76.0% to $12.8 million and adjusted net income per diluted share(1) decreased 75.0% to $0.20.

•	Adjusted EBITDA(1) decreased 66.9% to $26.2 million and adjusted EBITDA margin(1) decreased 1,100 basis points to 6.5%.

•	Subsequent to the end of the first quarter, the Company invested $10.0 million of cash to repurchase shares of its common stock.

(1)
As used throughout this release, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA and adjusted EBITDA margin are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

John Swygert, President and Chief Executive Officer (“CEO”), stated, “We were pleased with our first quarter results given that we were up against headwinds including strong stimulus-induced sales a year ago, cooler weather which impacted sales of our seasonal products, and a consumer faced with significantly higher inflation, particularly on gas and food. Our current sales trends have improved meaningfully in the second quarter fueled by increased demand for warm weather seasonal products, combined with our incredible deals and strong inventory position. We are doubling down on our efforts to offer great value as consumers continue to feel inflationary pressures, although we have not yet seen the full benefit of consumers trading down.”

Mr. Swygert continued, “Looking ahead, while we are operating in a highly uncertain and inflationary environment, we continue to focus on what we can control - offering great deals at an exceptional value.  We remain confident that our business model can support at least 1,050 stores and that our long-term outlook continues to be intact.”

First Quarter Results

Net sales decreased 10.1% to $406.7 million in the first quarter of fiscal 2022 as compared with net sales of $452.5 million in the first quarter of fiscal 2021.  The decrease in net sales was the result of a comparable store sales decrease of 17.3% as compared to the first quarter of fiscal 2021 with benefits of increased consumer spending associated with a third round of stimulus; partially offset by new store growth.

Gross profit decreased 22.6% to $141.3 million in the first quarter of fiscal 2022 from $182.6 million in the first quarter of fiscal 2021. Gross margin decreased 560 basis points to 34.8% in the first quarter of fiscal 2022 from 40.4% in the first quarter of fiscal 2021. The decrease in gross margin in the first quarter of fiscal 2022 is due to increased supply chain costs, primarily the result of higher import and labor costs, partially offset by improvement in the merchandise margin.

Selling, general and administrative expenses increased 11.4% to $116.3 million in the first quarter of fiscal 2022 from $104.4 million in the first quarter of fiscal 2021, primarily driven by an increased number of stores and higher wage rates in select markets.  As a percentage of net sales, SG&A increased 550 basis points to 28.6% in the first quarter of fiscal 2022 from 23.1% in the first quarter of fiscal 2021.  The increase was primarily due to deleveraging as a result of the decrease in sales in the first quarter of fiscal 2022.

Pre-opening expenses for new stores increased slightly to $2.7 million in the first quarter of fiscal 2022 from $2.5 million in the first quarter of fiscal 2021 due to the comparative number and timing of new stores. As a percentage of net sales, pre-opening expenses increased 10 basis points to 0.7% in the first quarter of fiscal 2022 from 0.6% in the first quarter of fiscal 2021.

Operating income decreased 75.9% to $17.1 million in the first quarter of fiscal 2022 from $71.2 million in the first quarter of fiscal 2021.  Operating margin decreased 1,150 basis points to 4.2% in the first quarter of fiscal 2022 from 15.7% in the first quarter of fiscal 2021 primarily due to the decrease in gross margin and the deleveraging of selling, general and administrative expenses as a result of the decrease in sales.

Net income decreased 77.3% to $12.5 million, or $0.20 per diluted share, in the first quarter of fiscal 2022 compared with net income of $55.2 million, or $0.84 per diluted share, in the first quarter of fiscal 2021. Diluted earnings per share in the first quarter of fiscal 2022 included an income tax benefit of $0.00 and $0.03, respectively, due to excess tax expense of $0.2 million in the first quarter of fiscal 2022 and benefit of $2.1 million in the first quarter of fiscal 2021 related to stock-based compensation.  Adjusted net income(1), which excludes these benefits, decreased 76.0% to $12.8 million, or $0.20 per diluted share, in the first quarter of fiscal 2022 from $53.1 million, or $0.80 per diluted share, in the first quarter of fiscal 2021.

Adjusted EBITDA(1) decreased 66.9% to $26.2 million in the first quarter of fiscal 2022 from $79.2 million in the first quarter of fiscal 2021.  Adjusted EBITDA margin(1) decreased 1,100 basis points to 6.5% in the first quarter of fiscal 2022 from 17.5% in the first quarter of fiscal 2021.  Adjusted EBITDA excludes non-cash stock-based compensation expense.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents balance as of the end of the first quarter of fiscal 2022 was $205.5 million compared with $472.2 million as of the end of the first quarter of fiscal 2021.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $90.9 million of availability under the facility as of the end of the first quarter of fiscal 2022. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.1 million as of the end of the first quarter of fiscal 2022.  Subsequent to the first quarter of fiscal 2022, the Company invested $10.0 million of cash to repurchase 238,485 shares of its common stock, and has $170.0 million remaining under its current share repurchase program.

Inventories as of the end of the first quarter of fiscal 2022 increased 45.6% to $517.0 million compared with $355.2 million as of the end of the first quarter of fiscal 2021, with approximately one third of the variance attributable to increased supply chain costs and the remainder driven by the increased number of stores and the timing of merchandise receipts. In addition, inventories as of the end of the first quarter fiscal 2021 were reduced due to heightened levels of sales productivity from increased consumer spending associated with a third round of stimulus.

Capital expenditures in the first quarter of fiscal 2022 totaled $9.7 million compared with $9.5 million in the first quarter of fiscal 2021.

Fiscal 2022 Outlook

The Company estimates the following:

For full-year fiscal 2022 updated to reflect its first quarter results, now estimating the following:

•	Total net sales of $1.870 billion to $1.900 billion;

•	Comparable store sales ranging from -2.0% to flat;

•	The opening of 46 to 48 new stores, including two relocations;

•	Gross margin of approximately 36.5% to 36.7%;

•	Operating income of $155.0 million to $168.0 million;

•
Adjusted net income(2) of $115.0 million to $125.0 million and adjusted net income per diluted share(2) of $1.83 to $1.98, both of which exclude excess tax benefits related to stock-based compensation;

•	An effective tax rate of 25.5%, which excludes excess tax benefits related to stock-based compensation;

•	Diluted weighted average shares outstanding of 63.0 million; and

•	Capital expenditures of $53 million to $58 million, primarily for new stores, the expansion of the Company’s York, PA distribution center, store-level initiatives, and IT projects.

For the second quarter of fiscal 2022:

•	Total sales of $450.0 million to $460.0 million;

•	Comparable store sales ranging from flat to up 3.0%;

•	Gross margin of approximately 34.5%;

•	Operating income of $27.0 million to $30.0 million; and

•	Adjusted net income(2) of $20.0 million to $22.0 million and adjusted net income per diluted share(2) of $0.32 to $0.35, both of which exclude excess tax benefits related to stock-based compensation.

(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude the excess tax benefits related to stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

Chief Financial Officer Departure

Jay Stasz, Chief Financial Officer (“CFO”), has resigned to pursue another opportunity and his last day as CFO will be June 30, 2022. Mr. Stasz has been with Ollie’s for over six years and has served as the Company’s Senior Vice President and Chief Financial Officer since January 2018. The Company has initiated a national search for his successor. John Swygert will assume the additional role of interim CFO until a successor is named. Prior to assuming his role as CEO, Mr. Swygert previously served as the Company’s CFO from March 2004 to January 2018, after which he served as Chief Operating Officer until he was named CEO in December 2019.

“Jay has made numerous contributions to Ollie’s and has played an important role in the successful growth of the company. He has been an integral part of our management team and will be missed,” said Mr. Swygert, CEO of Ollie’s. “We appreciate Jay’s hard work and dedication during his tenure at Ollie’s and we wish him well in his future endeavors.”

“I am proud of all that we have accomplished during my time at Ollie’s,” said Mr. Stasz. “I remain confident in the growth opportunities that lie ahead for this unique business model and I am leaving the company in good hands with a strong management team.”

Conference Call Information

A conference call to discuss first quarter fiscal 2022 financial results is scheduled for today, June 8, 2022, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #37220731. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 448 stores in 29 states throughout half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2022 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with our status as a “brick and mortar” only retailer; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; outbreak of viruses or widespread illness, including the continued impact of COVID-19 and continuing or renewed regulatory responses thereto; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; risks associated with the timely and effective deployment, protection and defense of computer networks and other electronic systems, including email; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with natural disasters, whether or not caused by climate change; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under the heading “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended
	April 30, 2022	May 1, 2021
Condensed consolidated statements of income data:
Net sales	$406,666	$452,492
Cost of sales	265,341	269,882
Gross profit	141,325	182,610
Selling, general and administrative expenses	116,273	104,370
Depreciation and amortization expenses	5,247	4,484
Pre-opening expenses	2,660	2,535
Operating income	17,145	71,221
Interest expense (income), net	109	(25)
Income before income taxes	17,036	71,246
Income tax expense	4,513	16,026
Net income	$12,523	$55,220
Earnings per common share:
Basic	$0.20	$0.84
Diluted	$0.20	$0.84
Weighted average common shares outstanding:
Basic	62,869	65,503
Diluted	63,011	66,119

Percentage of net sales (1):
Net sales	100.0%	100.0%
Cost of sales	65.2	59.6
Gross profit	34.8	40.4
Selling, general and administrative expenses	28.6	23.1
Depreciation and amortization expenses	1.3	1.0
Pre-opening expenses	0.7	0.6
Operating income	4.2	15.7
Interest expense (income), net	—	—
Income before income taxes	4.2	15.7
Income tax expense	1.1	3.5
Net income	3.1%	12.2%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	April 30, 2022	May 1, 2021
Current assets:
Cash and cash equivalents	$205,463	$472,167
Inventories	517,033	355,193
Accounts receivable	1,054	363
Prepaid expenses and other assets	7,806	5,526
Total current assets	731,356	833,249
Property and equipment, net	149,765	142,354
Operating lease right-of-use assets	431,102	390,111
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,198	2,368
Total assets	$1,989,830	$2,043,491
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$350	$327
Accounts payable	101,109	90,378
Income taxes payable	6,769	26,051
Current portion of operating lease liabilities	78,427	61,589
Accrued expenses and other	71,499	76,675
Total current liabilities	258,154	255,020
Revolving credit facility	-	-
Long-term debt	761	610
Deferred income taxes	66,390	65,817
Long-term operating lease liabilities	362,088	335,398
Other long-term liabilities	2	4
Total liabilities	687,395	656,849
Stockholders’ equity:
Common stock	67	66
Additional paid-in capital	666,495	655,069
Retained earnings	896,245	781,487
Treasury - common stock	(260,372)	(49,980)
Total stockholders’ equity	1,302,435	1,386,642
Total liabilities and stockholders’ equity	$1,989,830	$2,043,491

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended
	April 30, 2022	May 1, 2021
Net cash (used in) provided by operating activities	$(31,516)	$40,123
Net cash used in investing activities	(9,617)	(9,412)
Net cash used in financing activities	(381)	(5,670)
Net (decrease) increase in cash and cash equivalents	(41,514)	25,041
Cash and cash equivalents at the beginning of the period	246,977	447,126
Cash and cash equivalents at the end of the period	$205,463	$472,167

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP. We have included the non-GAAP measures of adjusted operating income, adjusted operating income margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions. Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation, which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended
	April 30, 2022	May 1, 2021
Net income	$12,523	$55,220
Excess tax expense (benefit) related to stock-based compensation(1)	242	(2,095)
Adjusted net income	$12,765	$53,125

(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended
	April 30, 2022	May 1, 2021
Net income per diluted share	$0.20	$0.84
Adjustments as noted above, per diluted share:
Excess tax expense (benefit) related to stock-based compensation	-	(0.03)
Adjusted net income per diluted share(1)	$0.20	$0.80

Diluted weighted-average common shares outstanding	63,011	66,119

(1)	Totals may not foot due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended
	April 30, 2022	May 1, 2021
Net income	$12,523	$55,220
Interest expense (income), net	109	(25)
Depreciation and amortization expenses	6,708	5,918
Income tax expense	4,513	16,026
EBITDA	23,853	77,139
Non-cash stock-based compensation expense	2,388	2,020
Adjusted EBITDA	$26,241	$79,159

Key Statistics

	Thirteen weeks ended
	April 30, 2022	May 1, 2021

Number of stores open at beginning of period	431	388
Number of new stores	9	11
Number of closed stores	(1)	(2)
Number of stores open at end of period	439	397

Average net sales per store (1)	$935	$1,150
Comparable stores sales change	(17.3)%	18.8%
Comparable store count – end of period	384	341

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.